Exhibit 99.1

Imago BioSciences Presents Positive Data from Ongoing Phase 2 Study of Bomedemstat in Essential Thrombocythemia at ASH 2022

- 100% of patients treated with bomedemstat for ≥24 weeks (n=62 as of October 18, 2022) achieved a platelet count in the normal range with a median time to first normal platelet count of 10 weeks -

- Of 28 patients treated with bomedemstat for 48 weeks, 89% (25/28) achieved a durable (≥12 weeks) platelet count in the normal range by week 48 -

- 67% (20/30) of patients treated with bomedemstat experienced a decrease in mutant allele frequencies, including JAK2 and CALR -

- All 5 patients with baseline loss of heterozygosity (LOH) and follow-up samples showed a reduction in homozygous mutant granulocytes and mutant allele frequencies -

-Aligned with FDA on strategy for bomedemstat pivotal ET trial at end-of-Phase 2 meeting in November-

Redwood City, Calif. – December 12, 2022 – Imago BioSciences, Inc. (“Imago”) (Nasdaq: IMGO), a clinical-stage biopharmaceutical company discovering and developing new medicines for the treatment of myeloproliferative neoplasms (MPNs) and other bone marrow diseases, today presented positive data from its ongoing global Phase 2 clinical study evaluating bomedemstat in patients with essential thrombocythemia (ET) who have failed at least one standard of care.

The data were presented in an oral presentation session during the 64th American Society of Hematology Annual Meeting and Exposition (ASH) taking place 10-13 December 2022. A Phase 2 data set with a cut-off date of 29 April 2022 was previously presented at the 30th European Hematology Association Annual Meeting and congress (EHA) in June 2022.

Updated Highlights (available data as of 18 October 2022)

•	Of the 62 Patients treated with bomedemstat for more than 24 weeks:

•	100% (62/62) achieved platelet count reduction to ≤ 400 x 109/L.

•	95% (59/62) achieved platelet count reduction to ≤ 400 x 109/L in the absence of thromboembolic events.

•	89% (25/28) of the 28 patients treated with bomedemstat for at least 48 weeks achieved a durable response by week 48, defined as platelet count of ≤ 400 x 109/L for ≥ 12 weeks.

•	Of the 12 patients with baseline Total Symptom Scores (TSS) greater than 20:

•	75% (9/12) showed a decrease in TSS.

•	67% (8/12) showed improvements ≥ 10 points.

•

Platelet response rate was 100% across all genotypes identified in the study (JAK2V617F, CALR, MPL, triple negative and no mutations). Further, 67% (20/30) patients demonstrated a net decrease in mutation allele frequencies including both CALR and JAK2.

•	100% (5/5) patients with baseline loss of heterozygosity and follow-up samples demonstrated a reduction in homozygous mutant granulocytes and mutant allele frequencies.

“We are delighted to share the most recent data from our ongoing Phase 2 study of bomedemstat in patients with ET, which has notably achieved platelet count reductions to below 400 x 109/L in every patient treated for at least 24 weeks,” said Hugh Young Rienhoff, Jr., M.D., Chief Executive Officer of Imago BioSciences. “We are intrigued by the observation in granulocytes that patients homozygous for a driver mutation at baseline showed at follow-up a significant reduction in the proportion of homozygous cells, some reduced to the limit of detection, regardless of the driver mutation. The impact of bomedemstat on mutant stem cell population is currently being assayed. Additionally, we recently conducted an End-of-Phase 2 meeting with the FDA where we aligned on a strategy for the bomedemstat Phase 3 registrational program in ET.”

Safety and Tolerability

•	Bomedemstat was generally well-tolerated with no safety signals identified per the Safety Advisory Board.

•	The most common adverse events (AEs)(>20%) regardless of causality were dysgeusia, constipation, thrombocytopenia, arthralgia, fatigue, contusion and diarrhea.

•	There were 38 reported serious adverse events (SAEs), 7 of which were deemed drug-related by the investigator in 5% (4/73) of patients.

•

20 patients have discontinued treatment, with 10 due to AEs, 1 death from aspiration pneumonia unrelated to bomedemstat, 7 due to withdrawal of consent, 1 due to investigator decision, and 1 due to disease progression.

Details on the Imago ASH Oral Presentation

Oral Presentation Title: “A Phase 2 Study of the LSD1 Inhibitor Bomedemstat (IMG-7289) for the Treatment of Essential Thrombocythemia (ET)”

Session Name: Myeloproliferative Syndromes: Clinical and Epidemiological: Novel Therapies and Surrogate Endpoints in ET and PV

Presentation Date/Time: Monday, December 12, 2022, at 11:45 AM ET

Location: Ernest N. Morial Convention Center, 217-219

Presenting Author: Harinder Gill, Queen Mary Hospital University of Hong Kong

For further details, please see the ASH 2022 abstract and presentation on the Imago website here.

About Imago BioSciences

Imago BioSciences is a clinical-stage biopharmaceutical company discovering and developing novel small molecule product candidates that target lysine-specific demethylase 1 (LSD1), an enzyme that plays a central role in the production of blood cells in the bone marrow. Imago is focused on improving the quality and length of life for patients with cancer and bone marrow diseases. Bomedemstat, an orally available, small molecule inhibitor of LSD1, is the lead product candidate discovered by Imago for the treatment of certain myeloproliferative neoplasms (MPNs), a family of related, chronic cancers of the bone marrow. Imago is evaluating Bomedemstat as a potentially disease-modifying therapy in two Phase 2 clinical trials for the treatment of essential thrombocythemia (NCT04254978) and myelofibrosis (NCT03136185). Bomedemstat has U.S. FDA Orphan Drug and Fast Track Designation for the treatment of ET and MF, European Medicines Agency (EMA) Orphan Designation for the treatment of ET and MF, and PRIority MEdicines (PRIME) Designation by the EMA for the treatment of MF. Imago is based in Redwood City, California. To learn more, visit www.imagobio.com, www.myelofibrosisclinicalstudy.com, www.etclinicalstudy.com and follow us on Twitter @imagobiorx, Facebook and LinkedIn.

Forward Looking Statements

All statements, other than statements of historical facts, contained in this press release, including statements regarding the results, conduct, progress and timing of Imago clinical trials, the regulatory approval path for Bomedemstat, and plans for future operations and information related to Imago, are forward-looking statements. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, Imago’s limited operating history and lack of products for commercial sale; Imago’s dependence on development, regulatory approval and commercialization of its product candidates; difficulties in enrolling patients and risks of substantial delays in its clinical trials; Imago’s minimal control over product candidates in investigator-initiated clinical trials; uncertainties in the cost and outcomes of its clinical studies and the acceptance for presentation at medical meetings of data from such clinical studies; uncertainties in the regulatory review and approval of Imago’s product candidates if its pivotal studies are positive; potentially material changes to the interim, top-line and preliminary data from its clinical trials; potential undesirable effects of Imago’s product candidates and safety or supply issues, in each case with respect to its product candidates alone or in combination with other compounds or products; Imago’s potential inability to obtain and maintain orphan drug designation and delays in approvals despite FDA Fast Track designation for expedited review; risks related to clinical trials outside of the United States; Imago’s need to manufacture adequate supplies, including multiple batches of Bomedemstat, using a commercial current Good Manufacturing Practice; risks related to information technology system and cybersecurity; risks related to misconduct of Imago’s employees and independent contractors; risks related to hazardous materials and Imago’s compliance with environmental laws and regulations; risks related to litigation and other claims; risks related to reliance on third parties to conduct and support preclinical studies and clinical trials, and to manufacture Imago’s product candidates; risks related to third-party intellectual property infringement claims and Imago’s ability to protect its own intellectual property; risks related to governmental policies and regulations, including with respect to drug prices and reimbursement, and changes thereof.

Further descriptions of risks and uncertainties relating to Imago can be found in Imago’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, its Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent Current Reports on Form 8-K, all of which are filed with the SEC and available at www.sec.gov and https://ir.imagobio.com/financial-information/sec-filings.

You should not place undue reliance on any forward-looking statements. Forward looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Except as required by law, Imago does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Contacts:

Media Contact:

Will Zasadny

Evoke Canale

will.zasadny@evokegroup.com

Investor Contact:

Laurence Watts

Gilmartin Group, LLC.

Laurence@gilmartinir.com